Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.3

LUFAX HOLDING LTD

(a limited company incorporated in the Cayman Islands)

Performance Stock Unit Plan

I.	Interpretations

Unless otherwise stated, the following terms or abbreviations used herein shall have the following meaning:

Company	means Lufax Holding Ltd, a company incorporated under the laws of the Cayman Islands

Board	means the Board of Directors of the Company

Directors	means the Directors of the Company

Administrator	means the Board or any director, committee or any other person designated by the Board for the purpose of administration and implementation of this Plan

Officer	means CEO, general manager, deputy general manager, assistant general manager, financial principal and any other person determined in accordance with the relevant articles of association and by the Board from time to time

Employee	means any person who maintains Employment Relationship with the Company or its Related Entity

Applicable Laws	means requirements of any applicable laws related to the Shares, requirements of any applicable laws related to the administration of the PSU Plan, rules of any relevant stock exchange and national market mechanism, and laws and regulations of any jurisdiction that are applicable to the grant of PSU to residents residing in any jurisdiction

Related Entity	means any entity directly or indirectly controlling the Company, controlled by the Company directly or indirectly through shares or agreements, or directly or indirectly under common control with the Company

Competition Event	a Competition Event occurs if any Grantee (i) becomes shareholder, director, Officer, employee, adviser or partner of any competitor of the Company or Related Entity; or (2) engages in any act that may bring competitive advantages for the competitor

Disability	means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any work-related or non-work-related Disability or disease as evidenced by the labor ability appraisal conclusion issued by the competent agency under legal standards, in accordance with laws and regulations then in force

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Employment Relationship	means the labor or employment relationship with the Company and the Related Entity

Fair Market Value of Shares	means, as of any date, the value of Shares determined as follows: (i) if the Shares are traded in an open market, fair market value shall be the closing price per share as quoted on the principal exchange the Board determines to be the principal market on the last trading date immediately prior to the date of determination (or if no closing price is reported on that date, the closing price on the last trading date on which such closing price is reported) or (ii) in the absence of an open market for trading of Shares described in (i) above, the fair market value shall be determined by the Board in good faith on the basis of the following factor: value per share appraised by a qualified appraiser approved by the Board or the Administrator

Grant	means the act of giving the PSU to the Grantee under this Plan

Grant Date	means the date on which the PSU is granted to the Grantee

Grant Notification	means the notice given to eligible Grantees to grant a certain number of PSU to such Grantees

Initial Date of Settlement	means the date on which the Grantee is entitled to do the Settlement

Initial Public Offering	means initial public offering and listing of the Company on a Qualified Stock Exchange

Listing Rules	means Hong Kong Listing Rules or listing rules of the Qualified Stock Exchange designated by the Board

Hong Kong Listing Rules	means Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited

Grantee	means Directors, Officers, Employees, consultants and any other person determined by the Board who are eligible to participate in this Plan

Performance Stock Unit/ PSU	means the Performance Stock Unit granted to a Grantee

Performance Stock Unit Plan/ this Plan/ Plan	means this Performance Stock Unit Plan

Qualified Stock Exchange	Means the Stock Exchange of the Hong Kong Limited, the New York Stock Exchange, the NASDAQ Stock Exchange and other internationally recognized stock exchanges

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Share	means (i) the ordinary A shares of the Company prior to the Initial Public Offering; or (ii) the ordinary shares of the Company with a par value of US$0.00001 per share after the Initial Public Offering

Shareholder of the Company	means existing shareholder of the Company, excluding any grantee appearing after exercising or settlement of any stock incentive plan (including this Plan)

Vesting	means an act of administration through which a certain number of PSUs that are non-settlable become settlable within the agreed timeframe in consideration of the Company’s performance, the growth of the stock price and the achievements of Grantees

Validity Period	means the time slot commencing from the date on which the PSU is granted to the Grantee and expires on the date on which the PSU becomes invalid

Settlement	means the settlement of the PSUs within the specified time limit in accordance with the circumstances stipulated in this Plan. The stock underlying the PSUs shall be registered in the name of the Grantees subject to Applicable Laws after settlement

Shareholding Entity	means the entity designated by the Board to hold the PSUs under this Plan

II.	General Provisions

1.

To attract and retain talents, promote long-term sustainable development of the Company and its Related Entities, maximize the value of shareholders and achieve win-win situation among shareholders, the Company and employees, the Board formulates and entrusts the Administrator to implement this Plan.

2.

Eligible Grantees will be granted a certain number of PSUs, when they meet certain conditions and certain time point requirements, the PSUs granted to the Grantees will then be Vested, Settled, and the Grantees will ultimately obtain and sell the corresponding stock and receive the proceeds from sale of them.

III.	Grant of PSU

1.	The maximum aggregate number of Shares to be used hereunder is 15,000,000.

2.	The Board inspects and decides whether to grant PSUs on an annual basis based on the need of business development.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

3.

The scope of the granting group, Grantees, and granting amount of each installment of PSU granting plans are determined by the Board or the Administrator based on the positions and performance of the Grantees.

4.

Unless otherwise provided by Applicable Laws and agreed by the Board, the Grantee shall not pledge, transfer or dispose of the PSUs in any other way during the Validity Period; and on and after the date on which the PSUs are disposed of in violation of the Plan, all the PSUs held by the Grantee which have not been Settled (whether Vested or not) shall be invalid or forfeited. Without affecting the forgoing, this Plan shall be binding on the successor or assignee of the Grantee.

5.

The Grant, Vesting, Settlement and all other steps of PSUs shall comply with this Plan, relevant resolutions adopted by the Board and provisions of Applicable Laws. The Company, Shareholders of the Company and Related Entities shall not be responsible for failure to obtain the necessary approval, registration or filing for Granting, Vesting, Settlement and other steps of PSUs from any competent regulator not due to intentional or gross negligence on the part of the Company, Shareholders of the Company or Related Entities.

6.

The Board shall formulate the Key Terms of the Performance Stock Unit Plan and the Notice Letter to Employees (the “Notice Letter”), and the Grantee shall sign and promise to abide by the Notice Letter before obtaining the eligibility for PSUs.

7.

If the Grantees are or are likely to be restricted or prohibited from trading securities according to the Listing Rules (if applicable) or any other applicable rules, regulations or laws, the Company shall not grant to the Grantee, and even the Company grants, the Grantee shall not accept it.

[Note: The following items (8) to (11) apply only if the Company is listed in Hong Kong.]

8.

[After the Company completes its Initial Public Offering in Hong Kong, it shall not grant the PSUs after becoming aware of insider information until the relevant insider information has been published in accordance with the Hong Kong Listing Rules. In particular, no PSUs nor any other equity-related incentives shall be granted during the period from one month immediately before the following date (whichever is the earlier) to the performance publication date:

(1)

The date on which the Board meeting is held for the purpose of passing the Company’s annual, semi-annual, quarterly or any other interim period performance by the Board (whether or not in accordance with Hong Kong Listing Rules) (that is, the date when the Stock Exchange of Hong Kong Limited is first notified according to Hong Kong Listing Rules); and

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

(2)

The deadline or performance publication date on which the Company publishes its annual or semi-annual, quarterly or any other interim performance (whether or not in accordance with Hong Kong Listing Rules) (whichever is the later) in accordance with Hong Kong Listing Rules.

9.

After the completion of Initial Public Offering in Hong Kong, no incentives shall be granted to any Director of the Company in connection with any PSUs or other equity-related incentives on the date of the publication of the Company’s financial performance or during the period set out below:

(1)	Immediately 60 days prior to the annual performance publication date or the period from the end of the relevant financial year to the performance publication date (whichever is shorter); and

(2)

Immediately 30 days prior to the quarterly performance (if any) and semi-annual performance publication date, or the period from the end of the quarterly or semi-annual period to the release date of the performance (whichever is shorter).

10.

Upon completion of the Initial Public Offering in Hong Kong, the grant to any Director, chief executive officer or major shareholder of the Company or any of their respective Contacts (as defined in Hong Kong Listing Rules) shall obtain the prior approval of the independent non-executive directors (excluding those who are independent non-executive directors serving as proposed incentive successors), and will otherwise be subject to compliance with Hong Kong Listing Rules. Notwithstanding the foregoing, where incentives granted to Directors of the Company form part of the remuneration of the relevant Directors pursuant to his/her service contract, in accordance with Section 14A.95 of Hong Kong Listing Rules, incentives granted to Directors will be exempt from the filing, announcement and independent shareholder approval requirements.

11.	The Board shall not grant any incentive to any participant under any of the following circumstances:

(1)	the requisite approval of any applicable regulatory authority has not been obtained in respect of such grant; or

(2)	the prospectus or other offering documents relating to the grant or the Plan is required by securities laws, unless otherwise determined by the Board; or

(3)	the grant would result in violation of applicable securities laws, rules or regulations by any member of the Group or any Director of such member; or

(4)	the grant would result in a breach of the PSU Limit or other rules of this Plan.]

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

IV.	Vesting of PSU

1.

Unless otherwise decided by the Board, in principle, the PSUs granted in each installment shall be vested for 4 years, the first date of Vesting shall be the first anniversary date of the Grant Date (or the next day if there is no anniversary date) and the maximum amount of PSUs that are qualified to vest in each year shall be 25% of the total PSUs granted in such installment.

2.

The Board shall, according to the base of PSUs to be vested in per year (that is, the total PSUs granted in the installment/predicted times of vesting), calculate the number of PSUs actually vested based on the performance of the Company and individuals:

(1)

The Board shall annually determine (i) the Company’s stock price coefficient (the “Stock Price Coefficient”) and (ii) the current year’s performance coefficients of the Company and each Related Entity (the “Performance Coefficient”, together with the “Stock Price Coefficient” are collectively referred to as the “PSU Effective Coefficient”) in accordance with the methods set out in Schedule A. The current PSU vesting base multiplied by the PSU Effective Coefficient shall be the actual vesting amount of the Grantee of that year (the “Actual Vesting Amount of that Year”).

(2)

If the last personal annual performance ranking of a Grantee falls within the last 10% of his/her ranking group, such Grantee shall be disqualified for vesting the PSU for that year, and the corresponding PSUs that are vestable for that year shall be canceled, for which the Company shall not make any other compensation.

3.	Notwithstanding the foregoing, the Board may, in accordance with its authority:

(1)	stipulate separately the number of times and amount of each installment of PSUs to be vested, either as a whole or individually; and

(2)	stipulate separately the rules of special disposal of PSUs, either as a whole or individually.

V.	Settlement of PSU

1.

Except as otherwise provided in this Plan, the Validity Period of each installment of PSUs granted to the Grantee shall be 10 years from the Grant Date, and the PSUs that are not Settled during the Validity Period shall be canceled. If the Company is not listed at the expiration of the Validity Period, the Board may decide whether to extend the Validity Period if necessary.

2.

Except as otherwise provided by this Plan and the Board or required by Applicable Laws, the Initial Date of Settlement shall be no earlier than 180 days before the date of Initial Public Offering, or 6 months after the date of Initial Public Offering; and the maximum interval between the Initial Date of Settlement and the Grant Date shall not exceed 8 years. The Grantee will be notified in due course of the specific Initial Date of Settlement by the Board.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

3.

Except as otherwise provided by this Plan, (i) PSUs that are vested prior to the Initial Public Offering shall do the Settlement immediately at the earliest Initial Date of Settlement as provided in paragraph 2 of this section; (ii) PSUs that are vested after the Initial Public Offering shall do the Settlement immediately upon Vesting.

4.

If the Initial Public Offering plan of the Company is delayed or cancelled due to external policy environment or adjustment of the Company’s strategy, the Board shall have the right to make necessary adjustments to the PSU Plan.

5.

After the Settlement of the PSUs held by the Grantees, with respect to the shares underlying such settled PSUs, the Board or other entity, committee or other person designated by the Board may (i) require the Shareholding Entity to transfer a certain number of issued shares held by him/her in proxy to the Grantee in accordance with the Plan and register the holder of such issued Shares in the name of the Grantee; or (ii) approve the issuance of stock by the Company and register the holders of newly issued stock in the name of the Grantee. Upon satisfaction of the regulatory requirements of Qualified Stock Exchange and other securities regulatory authorities for the shareholding period, the Grantees may then sell the stocks and receive the proceeds from sale of the stocks.

6.

The Grantee shall pay the price payable as determined at the time of Grant and as set out in the Grant Notification of PSU, and shall bear corresponding taxes, foreign exchange costs and other costs. If, for any reason attributable to the Grantee, including but not limited to insufficient personal funds and issues concerning personal foreign exchange, the Grantee fail to pay the price payable in full, Grantee shall bear the consequential responsibilities and losses. The price payable under the item(ii) of paragraph 5 in this section of the Plan shall be no lower than the par value of the newly issued shares.

7.

When doing the Settlement of the PSUs, the Grantee shall pay taxes in full in accordance with the provisions of the relevant laws and regulations. If the Company or Related Entity is then required to withhold the tax, the Grantee shall cooperate with the Company or Related Entity.

8.	The PSUs shall only be held by the Grantee and the successor determined according to this Plan.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

9.

Before a Grantee is registered as the stockholder in the register of shareholders of the Company, such Grantee shall not be entitled to any shareholders’ rights or interests attached to any share underlying the PSUs under this Plan.

10.

After a Grantee becomes a stockholder of the Company by doing the Settlement of his/her PSUs under this Plan, such Grantee shall be bound by the articles of association and other relevant documents of the Company. For the avoidance of doubt, except as otherwise provided in this Plan, the Grantee shall not be entitled to any rights superior to other shareholders, including but not limited to drag-along right, preemption right, tag-along right or right of first refusal.

11.

To the extent permitted by the Applicable Laws and in case of viability, notwithstanding the paragraph 6 of this section, as an alternative to the payment of price payable as set out in this Plan, with the consent of the Board, the Grantee may pay the price payable by “simultaneous sale” promise. In other words, the Grantee irrevocably elects to sell the stocks underlying his/her PSUs at least that number of Shares so purchased to pay the price payable (up to all the stocks due to Settlement), and the Grantee commits upon sale of such Shares to forward the price payable directly to the Company with the sales proceeds (if applicable, and shall less the corresponding taxes and foreign exchange and other costs) in excess of the price payable being for the benefit of the Grantee.

12.

Unless agreed by the Board or the stocks underlying the PSUs are continued to be held by the successors in case of the death of a Grantee, any transfer of shares underlying the Settled PSUs with the Grantees registered as stockholder shall be publicly conducted on the secondary market, and any such share shall not be transferred by other means (including but not limited to the transfer inside the Grantee). The transfer of such shares by the Grantee shall also comply with the regulatory requirements of Qualified Stock Exchange and other securities regulatory authorities and Applicable Laws (including but not limited to the provisions on the lock-up period).

13.	The Settlement of the PSUs and the issuance and transfer of the share underlying the PSUs shall comply with all the Applicable Laws, otherwise shares Settled shall not be issued and transferred.

14.

The Board may, in accordance with its authority, stipulate separately the maximum number of PSUs that can be Settled in each year after the Initial Date of Settlement, either as a whole or individually.

VI.	Special Disposal of PSU

1.	If a Grantee cancels or terminates the employment relationship with the company he/she works for:

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

(1)

for whatever reason (i) if the employment is terminated or expires (except for the circumstances described in items (2) and (3) of paragraph 1 of this section) prior to the Initial Public Offering, all the PSUs held by such Grantee (whether vested or not) shall be forfeited, for which the Company shall not make any compensation; (ii) the employment is terminated or expires (except for the circumstances described in items (2) and (3) of paragraph 1 of this section) after the Initial Public Offering (except for the circumstances under items (2) and (3) of paragraph 1 of this section), without prejudice to all Settled PSUs held by the Grantees, all unsettled PSUs (whether vested or not) shall be forfeited, for which the Company shall not make any compensation.

(2)

if a Grantee retires after he/she serves for more than 5 years in the Company and reaches the legal retirement age, or if a Grantee early retires, leaves office and dies due to Disability resulted from work-related injury, the granted PSUs(whether vested or not) may be further held by such Grantee or his/her successor, and be vested, Settled and sold for the proceeds in accordance with this Plan.

(3)

if a Grantee early retires, leaves office and dies not due to Disability resulted from work-related injury, such Grantee or his/her successor may continue holding all vested PSUs; and the outstanding PSUs shall be forfeited, for which the Company shall not make any compensation.

2.

In case of any violation of discipline and regulations committed by any Grantee during his/her employment, the Company or any other entity determined by the Board shall have the right to properly dispose of the PSUs held by such Grantee according to the actual situation, including but not limited to:

(1)

if the PSUs of such Grantee have not been Settled, the Company or other entity, committee or any other person determined by the Board shall have the right to cancel all or part of the PSUs (whether vested or not) without any compensation;

(2)

if the PSUs of such Grantee have been Settled, the Company or any other entity determined by the Board shall have the right to repurchase all or part of the shares acquired by such Grantee due to the Settlement of PSUs once or several times at any time at the Fair Market Value of Shares (approved by the Board), and the times and amount of repurchase of the shares shall be determined by the Company or any other entity determined by the Board at its sole discretion.

VII.	Competition Event

1.	In case of any Competition Event of any Grantee:

(1)

If, during the existence of the employment relationship or within 3 years after the cancellation or termination of the employment relationship, any Grantee engages in any Competition Event without the written consent of the company he/she works for or the Company, all the PSUs (whether vested or not) held by the Grantee shall be forfeited without any compensation;

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

(2)	All Settled PSUs held by the Grantees will not be affected thereby.

VIII.	Related Matters

1.

If any Shareholder of the Company proposes to transfer 80% or more of issued ordinary shares of the Company to a third party prior to the Initial Public Offering , and such shareholder requires any Grantee to transfer its shares in the Company (if any) to the third-party purchaser, the Grantee must transfer its shares in the Company to such purchaser at the same price.

2.

This Plan and information and documents relating to PSU shall be confidential information. Any Grantee shall not disclose it to any third party other than his/her attorneys, tax advisors and other professional advisors without the prior written consent of the Board.

3.	The Board is entitled to interpret this Plan. Any determination and interpretation made by the Board shall be final, conclusive and binding on all parties.

IX.	Administration Body of this Plan and its Duties

1.	The Board is responsible for determining the principles and framework of the Plan and ultimately reviewing and approving the relevant matters of the Plan.

2.

The Board may, depending on the circumstances, authorize the Administrator or any committee authorized by the Board for this purpose to carry out relevant matters and some functions and powers related to the implementation of this Plan.

3.	This Plan, after being approved, shall be administered and implemented by the Board or the Administrator or any committee authorized by the Board for this purpose.

4.	During the term of this Plan, the Company shall retain a certain amount of its authorized share capital. Such amount of capital stock shall be sufficient to satisfy the requirements of this Plan.

5.

In the event of an increase or decrease in the number of shares issued by the Company due to stock split, dividends, merger, reclassification or similar transactions affecting shares, the Board shall have the right to adjust the PSUs under this Plan, the number and price of shares and other matters, and the Board’s decision shall be final and binding. If the Company issues any type of share or securities that can be converted into any type of share, the shares obtained by the Grantee due to Settlement of relevant PSUs will be diluted accordingly, that is, the proportion of such shares in all issued shares of the Company will be reduced accordingly.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

X.

In the event that the Applicable Laws change or adjust, the Board may designate another entity’s PSUs to replace the PSUs originally granted. The specific plan shall be decided by the Board and the Grantee shall accept it unconditionally.

XI.	The Board has the right to terminate, revise or adjust this Plan in any event.

XII.	The Board reserves the right to amend this Plan in accordance with Applicable Laws or as required for the development of the Company, and the Grantee shall accept relevant future amendments.

XIII.	Entire Agreement

This Plan, the Grant Notification of PSU and the Notice Letter shall jointly constitute the entire agreement of the Grantees and the Company with respect to this Plan and supersede all prior undertakings and agreements between the Company and the Grantees with respect to this Plan in their entirety. Nothing in this Plan, the Grant Notification of PSU and the Notice Letter (unless expressly provided in such documents) shall be deemed to be intended to grant to any person other than the Grantees and the Company any rights or remedies.

XIV.	Rights of Third Parties

Except as otherwise expressly provided in this Plan, the Grant Notification of PSU and the Notice Letter, no party other than the parties hereto shall be entitled to enforce this Plan, the Grant Notification of PSU and the Notice Letter under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (the “Contracts (Rights of Third Parties) Ordinance”). It does not affect the rights or relief that a third party exists or available outside of the Contracts (Rights of Third Parties) Ordinance.

XV.	Governing Law

This Plan, the Grant Notification of PSU and the Notice Letter shall be governed by and construed in accordance with Hong Kong laws. If any provision of this this Plan, the Grant Notification of PSU and the Notice Letter is found to be invalid or unenforceable, then such provision shall be enforced to the fullest extent permitted by law, and the other provisions shall be valid and enforceable.

XVI.	Dispute Resolution

Any dispute arising from this Plan, the Grant Notification of PSU and the Notice Letter or in relation to them shall be submitted to Hong Kong International Arbitration Centre for arbitration which shall be conducted in accordance with the arbitration rules in effect at the time of applying for arbitration. The arbitration tribunal shall consist of 1 arbitrator. The arbitration place shall be Hong Kong. The arbitration language shall be English. The arbitral award shall be final and binding upon the parties.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

XVII.	Title

The titles used in this Plan, the Grant Notification of PSU and the Notice Letter shall be for convenience only and shall not be deemed to be part of the Document or affect the interpretation thereof.

XVIII.	Notice

Any notice required or permitted under this document shall be given electronically or in writing. If in writing, the notice shall be deemed effectively given upon delivery to the 15th floor of China Ping An Finance Tower, No. 1333 Lujiazui Ring Road, Pudong New Area, Shanghai or as updated from time to time.

Confidential Treatment Requested by Lufax Holding Ltd Pursuant to 17 C.F.R. Section 200.83

Schedule A

Performance Stock Unit Plan

Calculation method of the Stock Price Coefficient and Performance Coefficient